October 25, 1995


Sears Roebuck Acceptance Corp.
3711 Kennett Pike
Greenville, Delaware 19807

Sears, Roebuck and Co.
3333 Beverly Road
Hoffman Estates, Illinois 60179

Ladies and Gentlemen:

      I am Senior Counsel, Corporate Law, of Sears, Roebuck and Co. ("Sears"). The Corporate Law Department, under my supervision, has served as counsel to Sears and Sears Roebuck Acceptance Corp. (the "Company") in connection with (i) Registration Statement No. 33-58139 as filed with the Securities and Exchange Commission on March 17, 1995 and Amendment No. 1 thereto (together, the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended (the "Act") of $3,000,000,000 aggregate initial offering price of debt securities of SRAC, for an offering to be made on a continuous or delayed basis pursuant to the provisions of Rule 415 under the Act, (ii) the final prospectus, dated May 23, 1995, relating to the offering and sale of $3,000,000,000 of the aforesaid debt securities, which is part of the Registration Statement (the "Prospectus"), and the Prospectus Supplements, dated June 8, June 16 and September 7, 1995, (collectively, the "Prospectus Supplements") relating to the offering and sale of $250,000,000 aggregate principal amount of 6 1/2% Notes due June 15, 2000 (the "6 1/2% Notes"), $2,000,000,000
aggregate principal amount Medium-Term Notes Series I (the "Medium-Term Notes") and $250,000,000 aggregate principal amount of 6 3/4% Notes due September 15, 2005 (the "6 3/4% Notes"),respectively, of the Company (collectively, the "Notes"), (iii) the Indenture dated as of May 15, 1995 between the Company and The Chase Manhattan Bank (National Association), as Trustee, relating to the aforesaid debt securities, (iv) (a) the Underwriting Agreement dated June 8, 1995 among the Company, Sears and Morgan Stanley & Co. Incorporated, Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Salomon Brothers Inc and (b) the Pricing Agreement pursuant thereto dated June 8, 1995 among the Company, Sears and Morgan Stanley & Co. Incorporated, Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Salomon Brothers Inc, as the several Underwriters identified in Schedule I thereto, relating to the sale of the 6 1/2% Notes, (v) the Distribution Agreement, dated June 16, 1995, among the Company, Sears and Morgan Stanley & Co. Incorporated, Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Salomon Brothers Inc, relating to the Medium-Term Notes (vi)(a) the Underwriting Agreement dated September 7, 1995 between the Company, Sears and Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities Inc., Morgan Stanley & Co. Incorporated and Salomon Brothers Inc and (b) the Pricing Agreement pursuant thereto dated September 7, 1995 between the Company, SRAC and Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities Inc., Morgan Stanley & Co. Incorporated and Salomon Brothers Inc, as the several Underwriters identified in Schedule I thereto, relating to the sale of the 6 3/4% Notes and (vii) the forms of the Notes. I am familiar with the proceedings heretofore taken by the Company in connection with the authorization, registration, issuance and sale of the Notes.

      I am of the opinion that the Notes are legally issued and binding obligations of the Company in accordance with their terms, subject to insolvency, bankruptcy, reorganization or other laws relating to or affecting the enforcement of creditors' rights and to general equity principles.

      I consent to the incorporation by reference of this opinion into the Registration Statement, and to the references to me in the Prospectus and Prospectus Supplements.

                        Very truly yours,
                        /S/Robert J. Pence
                        Robert J. Pence